Registration No. 33-59429

        As filed with the Securities and Exchange Commission on June 30, 1995
     ==========================================================================
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                       FORM S-4

                                    AMENDMENT NO. 1
                                          TO
                                REGISTRATION STATEMENT
                                        UNDER
                               THE SECURITIES ACT OF 1933

                                      ----------

                            FLORIDA POWER & LIGHT COMPANY
                (Exact name of registrant as specified in its charter)

                                700 Universe Boulevard
                              Juno Beach, Florida 33408
                                    (407) 694-4647
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



          Florida                    4911                      59-0247775
         (State of       (Primary Standard Industrial       (I.R.S. Employer
      Incorporation)      Classification Code number)     Identification no.)

                                      ----------

         DENNIS P. COYLE    JEFFREY I. MULLENS, P.A. ROBERT J. REGER, JR., ESQ.
         General Counsel      Steel Hector & Davis        Reid & Priest LLP
          and Secretary     1900 Phillips Point West     40 West 57th Street
          Florida Power      777 South Flagler Drive          New York,
         & Light Company        West Palm Beach,            New York 10019
     700 Universe Boulevard       Florida 33401             (212) 603-2000
           Juno Beach,           (407) 650-7257
          Florida 33408
         (407) 694-4644

          (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                                      ----------

         It is respectfully requested that the Commission send copies of all notices, orders and communications to:

                                STEPHEN K. WAITE, ESQ.
                         Winthrop, Stimson, Putnam & Roberts
                                One Battery Park Plaza
                            New York, New York  10004-1490
                                    (212) 858-1000

     ==========================================================================

                           FLORIDA POWER & LIGHT COMPANY
                                CROSS REFERENCE SHEET
              PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION
                          IN PROSPECTUS OF ITEMS OF FORM S-4

     A. INFORMATION ABOUT THE
        TRANSACTION

       1. Forepart of the Registration
          Statement and  Outside Front
          Cover Page of Prospectus      Facing Page of Registration
                                        Statement; Cross Reference Sheet;
                                        Outside Front Cover Page of Prospectus

       2. Inside Front and Outside
          Back Cover Pages of
          Prospectus                    Inside Front Cover Page of Prospectus;
                                        Outside Back Cover Page of Prospectus;
                                        Available Information; Incorporation of
                                        Certain Documents by Reference; Table
                                        of Contents

       3. Risk Factors, Ratio of
          Earnings to Fixed Charges,
          and Other Information         Risk Factors; Prospectus Summary; The
                                        Company; Selected Financial Information



       4. Terms of the Transaction      The Exchange Offer; Description of the
                                        QUIDS; Certain United States Federal
                                        Income Tax Considerations


       5. Pro Forma Financial
          Information                   Not Applicable

       6. Material Contacts with the
          Company Being Acquired        Not Applicable

       7. Additional Information
          Required for Reoffering
          by Persons and Parties
          Deemed to be Underwriters     Not Applicable

       8. Interests of Named Experts
          and Counsel                   Not Applicable

       9. Disclosure of Commission
          Position on Indemnification
          for Securities Act
          Liabilities                   Part II of the Registration Statement,
                                        Item 22. Undertakings

     B.  INFORMATION ABOUT
         THE REGISTRANT

       10. Information with Respect
           to S-3 Registrants           Not Applicable

       11. Incorporation of Certain
           Information by Reference     Incorporation of Certain Documents by
                                        Reference

       12. Information with Respect
           to S-2 or S-3 Registrants    Not Applicable

       13. Incorporation of Certain
           Information by Reference     Not Applicable

       14. Information with Respect
           to Registrants Other
           Than S-3 or S-2
           Registrants                  Not Applicable

     C. INFORMATION ABOUT THE COMPANY
        BEING ACQUIRED

       15. Information with Respect
           to S-3 Companies             Not Applicable

       16. Information with Respect
           to S-2 or S-3 Companies      Not Applicable

       17. Information with Respect
           to Companies Other Than
           S-3 or S-2 Companies         Not Applicable

     D. VOTING AND MANAGEMENT
        INFORMATION

       18. Information if Proxies,
           Consents or Authorizations
           Are To Be Solicited          Not Applicable

       19. Information if Proxies,
           Consents or Authorizations
           Are Not to Be Solicited
           or in an Exchange Offer      Incorporation of Certain Documents by
                                        Reference

                      SUBJECT TO COMPLETION, DATED JUNE 30, 1995

                            FLORIDA POWER & LIGHT COMPANY

                                  OFFER TO EXCHANGE

                  ___% QUARTERLY INCOME DEBT SECURITIES (QUIDS (SM))


               (SUBORDINATED DEFERRABLE INTEREST DEBENTURES, DUE _____)
                                         FOR
                       $2.00 NO PAR PREFERRED STOCK, SERIES A
                    (INVOLUNTARY LIQUIDATION VALUE $25 PER SHARE)
                                      ----------

           THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
              ON AUGUST ___, 1995, UNLESS THE EXCHANGE OFFER IS EXTENDED



        Florida Power & Light Company ("FPL" or the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal", which, together with this Prospectus, constitutes the "Exchange Offer"), to exchange its __% Quarterly Income Debt Securities (Subordinated Deferrable Interest Debentures, Due _____) (the "QUIDS") for its 5,000,000 outstanding shares of $2.00 No Par Preferred Stock, Series A (Involuntary Liquidation Value $25 Per Share) (the "$2.00 Preferred Stock"). The QUIDS are offered in minimum denominations of $25 and integral multiples thereof, and the $2.00 Preferred Stock has an involuntary liquidation preference of $25 per share. Consequently, exchanges will be made on the basis of $25 principal amount of QUIDS for each share of $2.00 Preferred Stock validly tendered and accepted for exchange in the Exchange Offer. In addition, as part of the Exchange Offer, Holders (as defined herein) of $2.00 Preferred Stock accepted for exchange will be entitled to receive cash equal to the accrued and unpaid dividends on such shares accumulating after May 31, 1995 to the Closing Date (as defined herein) in lieu of such dividends on their shares of $2.00 Preferred Stock accepted for exchange, such amount, without interest (the "Payment in Lieu of Accumulated Dividends"), to be payable on the Closing Date.


        Holders of $2.00 Preferred Stock may participate in the Exchange Offer by properly completing and signing the Letter of Transmittal and tendering their shares of $2.00 Preferred Stock in accordance with the instructions contained in "The Exchange Offer - Procedures for Tendering" herein and in the Letter of Transmittal prior to the Expiration Date (as defined herein). Tenders of shares of $2.00 Preferred Stock pursuant to the Exchange Offer may be withdrawn from the Exchange Offer at any time prior to the Expiration Date, and, unless FPL has accepted such shares of $2.00 Preferred Stock for exchange, at any time after 40 Business Days (as defined herein) from the date of this Prospectus. A Holder of shares of $2.00 Preferred Stock who desires to tender such shares and whose certificates for such shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, may tender such shares by following procedures for guaranteed delivery set forth in "The Exchange Offer - Procedures for Tendering - Guaranteed Delivery."


        For a description of the other terms of the Exchange Offer, see "The Exchange Offer - Terms of the Exchange Offer"; " - Expiration Date; Extensions; Amendments; Termination"; " - Withdrawal of Tenders"; and the Letter of Transmittal. FPL expressly reserves the right to extend, amend or modify the terms of the Exchange Offer, and not to accept for exchange any shares of $2.00 Preferred Stock, at any time prior to the Expiration Date for any reason, including, without limitation, if fewer than 1,250,000 shares of $2.00 Preferred Stock are tendered (which condition may be waived by FPL). The Company has not set a date beyond which the Exchange Offer will not be extended. See "The Exchange Offer - Expiration Date; Extensions; Amendments; Termination."



        SEE "RISK FACTORS" FOR CERTAIN INFORMATION RELEVANT TO THE EXCHANGE OFFER AND AN INVESTMENT IN THE QUIDS, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENT OF INTEREST ON THE QUIDS MAY BE DEFERRED AND CERTAIN RELATED FEDERAL INCOME TAX CONSEQUENCES.


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR
               HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                  SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                   ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                        TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                          (Cover continued on following page)

     -----------
     (SM) QUIDS is a service mark of Goldman, Sachs & Co.

                                      ----------
                   The Dealer Managers for the Exchange Offer are:

     GOLDMAN, SACHS & CO.                                        LEHMAN BROTHERS
                                      ----------
                    The date of this Prospectus is July __, 1995.


     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY
     NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL
     NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

        The QUIDS will mature on _______________. Interest on the QUIDS is payable in equal quarterly installments, in arrears, on March 31, June 30, September 30, and December 31 of each year (each an "Interest Payment Date"), commencing September 30, 1995, to the persons in whose name the QUIDS are registered at the close of business 15 calendar days prior to the relevant Interest Payment Dates (each a "Regular Record Date"); provided that, so long as an Event of Default (as defined herein) has not occurred and is not continuing, FPL will have the right to extend the interest payment period at any time and from time to time on the QUIDS to a period not exceeding 20 consecutive quarterly interest payment periods and, as a consequence, the quarterly interest payments on the QUIDS would be deferred (but, to the extent allowed by law, would continue to accrue with interest thereon compounded quarterly at the rate of interest on the QUIDS) during any such extended interest payment period (each an "Extension Period"); and all interest will be due and payable on the last Business Day of the Extension Period. In the event that FPL exercises this right, FPL may not declare or pay dividends on, or redeem, purchase or acquire, any of its Capital Stock (as defined herein) during such Extension Period, except that FPL may make mandatory sinking fund payments with respect to its 6.84% Preferred Stock, Series Q and 8.625% Preferred Stock, Series R. During any such Extension Period, FPL may continue to extend the interest payment period, provided that the aggregate interest payment period, as extended, may not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the QUIDS. Upon the termination of any Extension Period and the payment of all amounts then due, FPL may elect a new Extension Period, subject to the above requirements. Based upon FPL's current financial condition and, in light of the restriction on payment of dividends during an Extension Period, FPL believes that an extension of an interest payment period on the QUIDS is currently unlikely and has no current intention to extend such an interest payment period. See
     "Description of the QUIDS   Option to Extend Interest Payment Period."



        The QUIDS will be redeemable on or prior to February 28, 1997 at the option of FPL, in whole or in part, upon not less than 30 nor more than 60 days' notice, at 108% of the principal amount redeemed, plus accrued and unpaid interest, if any, to the redemption date, and thereafter at 100% of the principal amount redeemed plus accrued and unpaid interest, if any, to the redemption date; provided, however, that none of the QUIDS shall be redeemed prior to March 1, 1997, if such redemption is for the purpose, or in anticipation, of refunding such QUIDS through the use, directly or indirectly, of funds borrowed by FPL at an effective interest cost to FPL (calculated in accordance with acceptable financial practice) of less than 8.2102% per annum. The obligations of FPL under the QUIDS are subordinate and junior in the right of payment to all Senior Indebtedness (as defined herein) of FPL. As of March 31, 1995, outstanding Senior Indebtedness of FPL aggregated approximately $3.8 billion. The Indenture (as defined herein) does not limit the amount of Senior Indebtedness that FPL may issue, and the covenants contained in the Indenture would not afford Holders of QUIDS protection in the event of a highly-leveraged transaction or change of control involving FPL. See "Description of the QUIDS"; also, for a comparison of the redemption terms of the QUIDS and the $2.00 Preferred Stock, see "Prospectus Summary - Comparison of QUIDS and $2.00 Preferred Stock."



        For United States federal income tax purposes, the exchange of QUIDS for $2.00 Preferred Stock pursuant to the Exchange Offer will be a taxable transaction, and the QUIDS will be treated as having been issued with original issue discount ("OID"). The OID rules may accelerate the timing of a Holder's recognition of interest income during an Extension Period. For a discussion of these and other United States federal income tax considerations relevant to the Exchange Offer, see "Certain United States Federal Income Tax Consequences."



        Application will be made to have the QUIDS listed on the New York Stock Exchange (the "NYSE").



        The $2.00 Preferred Stock is listed and principally traded on the NYSE. On July __, 1995, the last full day of trading prior to the first public announcement of the Exchange Offer, the closing sales price of the $2.00 Preferred Stock on the NYSE as reported on the composite tape was $______________ per share. Holders of the $2.00 Preferred Stock are urged to obtain current market quotations for the $2.00 Preferred Stock. To the extent that a certain number of shares of $2.00 Preferred Stock is tendered and accepted in the Exchange Offer and/or the number of Holders of $2.00 Preferred Stock is reduced to below certain levels, FPL would be required to delist the $2.00 Preferred Stock from the NYSE pursuant to NYSE rules and regulations and the trading market for untendered $2.00 Preferred Stock could be adversely affected. See "Listing and Trading of QUIDS and $2.00 Preferred Stock."

                                           (Cover continued on following page)



        The QUIDS constitute a new issue of securities with no established trading market. While FPL will apply to have the QUIDS listed on the NYSE, there can be no assurance that an active trading market for the QUIDS will develop or be sustained in the future.



        Goldman, Sachs & Co. and Lehman Brothers have been retained as Dealer Managers to solicit exchanges of QUIDS for $2.00 Preferred Stock. The Dealer Managers will receive a combined total fee of $0.1875 per $25 principal amount of QUIDS issued in the Exchange Offer. See "The Exchange Offer - Dealer Managers." The Dealer Managers may receive additional compensation if they also perform services as a Soliciting Dealer (as defined herein). See next paragraph and "Fees and Expenses; Transfer Taxes."



        Subject to the receipt of a properly completed and duly executed Notice of Solicited Tenders as described herein, the Company will pay to any Soliciting Dealer a solicitation fee of $0.50 per $25 principal amount of QUIDS issued in respect of shares of $2.00 Preferred Stock solicited by such Soliciting Dealer and accepted in the Exchange Offer. See "Fees and Expenses; Transfer Taxes."


        Georgeson & Company Inc. has been retained to act as Information Agent and The Chase Manhattan Bank (National Association) has been retained to act as Exchange Agent to assist with the Exchange Offer.

        Questions and requests for assistance may be directed to the Dealer Managers or the Information Agent as set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent.

                                  TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

     Available Information . . . . . . . . . . . . . . . . . . . . . . . . .  5

     Incorporation of Certain Documents by Reference . . . . . . . . . . . .  5

     Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

     Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . .  8

     The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

     Selected Financial Information  . . . . . . . . . . . . . . . . . . . .  15

     The Exchange Offer  . . . . . . . . . . . . . . . . . . . . . . . . . .  16

     Listing and Trading of QUIDS and $2.00 Preferred Stock  . . . . . . . .  23

     Fees and Expenses; Transfer Taxes . . . . . . . . . . . . . . . . . . .  23

     Description of the QUIDS  . . . . . . . . . . . . . . . . . . . . . . .  24

     Description of Certain Terms of the $2.00 Preferred Stock . . . . . . .  32

     Certain United States Federal Income Tax Consequences . . . . . . . . .  34

     Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

     Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                                 ____________________

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE CALLED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE COMPANY IS NOT AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF THE COMPANY BECOMES AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER WOULD NOT BE IN COMPLIANCE WITH APPLICABLE LAW, THE COMPANY WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH LAW. IF, AFTER SUCH GOOD FAITH EFFORT, THE COMPANY CANNOT COMPLY WITH ANY SUCH LAW, THE EXCHANGE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF
     OF) HOLDERS RESIDING IN SUCH JURISDICTIONS. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE EXCHANGE OFFER TO BE MADE BY OR THROUGH A LICENSED BROKER OR DEALER, THE EXCHANGE OFFER IS BEING MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGERS OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                                AVAILABLE INFORMATION

        FPL is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by FPL with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information can also be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 on which the $2.00 Preferred Stock is listed.


        This Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") filed by FPL with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information contained in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any document should be read in conjunction with such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is subject to and qualified by reference to such document. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to FPL and the securities offered hereby.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents, which are on file with the Commission under the Exchange Act, are incorporated by reference in this Prospectus and made a part hereof:

        (a) FPL's Annual Report on Form 10-K for the year ended December 31, 1994; and

        (b) FPL's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

        All other documents filed by FPL with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the Closing Date shall be deemed to be incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


        THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. FPL WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). FPL WILL RESPOND TO SUCH REQUESTS WITHIN ONE BUSINESS DAY OF RECEIPT THEREOF AND WILL SEND SUCH DOCUMENTS BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS. REQUESTS SHOULD BE DIRECTED TO SHAREHOLDER SERVICES, 700 UNIVERSE BOULEVARD, JUNO BEACH, FLORIDA 33408, TELEPHONE (407) 694-4692 OR (800) 222-4511. IN ORDER
     TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY A DATE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.



                                     RISK FACTORS

        Neither the Company nor its Board of Directors makes any recommendation to Holders of $2.00 Preferred Stock as to whether to tender all or any shares of $2.00 Preferred Stock in the Exchange Offer. Holders of $2.00 Preferred Stock should carefully consider the following risk factors:



        EXCHANGE IS TAXABLE EVENT

        The exchange of $2.00 Preferred Stock for QUIDS pursuant to the Exchange Offer will be a taxable event. Accordingly gain or loss will be recognized in an amount equal to the difference between the fair market value of the QUIDS received in the exchange plus the Payment in Lieu of Accumulated Dividends and the exchanging shareholder's tax basis in the shares of $2.00 Preferred Stock surrendered. See "Certain United States Federal Income Tax Consequences." Exchanging Holders who have a taxable gain could have a tax liability without the receipt of cash from the exchange sufficient to cover such liability. All holders of $2.00 Preferred Stock are advised to consult their own tax advisors regarding the federal, state, local and other tax consequences of the exchange of QUIDS for $2.00 Preferred Stock.



        UNSECURED OBLIGATIONS SUBORDINATED TO ALL PRESENT AND FUTURE SENIOR INDEBTEDNESS OF FPL

        The QUIDS are unsecured obligations of FPL and will be, and the shares of $2.00 Preferred Stock are, subordinate in right of payment to all existing and future Senior Indebtedness of FPL. As of March 31, 1995, Senior Indebtedness of FPL aggregated approximately $3.8 billion. The terms of the QUIDS do not limit FPL's ability to incur additional indebtedness, including indebtedness that ranks senior to or pari passu with the QUIDS. The covenants contained in the Indenture would not offer Holders of QUIDS protection in the event of a highly- leveraged transaction or change of control involving FPL. A default with respect to, or the acceleration of, any other indebtedness of FPL will not constitute an Event of Default with respect to the QUIDS. See
     "Description of the QUIDS   Subordination" and "Prospectus Summary
     - Comparison of QUIDS and $2.00 Preferred Stock."



        FPL'S RIGHT TO EXTEND INTEREST PAYMENT PERIOD

        FPL has the right under the Indenture to extend the interest payment period from time to time on the QUIDS, so long as an event of default has not occurred and is not continuing, for an Extension Period not exceeding 20 consecutive quarterly interest payment periods, during which no interest shall be due and payable until the last Business Day of such Extension Period. If FPL exercises the right to extend an interest payment period, FPL may not during such Extension Period declare or pay dividends on, or purchase, acquire or make a distribution or liquidation payment with respect to, any of its Capital Stock; provided that it may make mandatory sinking fund payments on its 6.84% Preferred Stock, Series Q and 8.625% Preferred Stock, Series R.



        Prior to the expiration of any Extension Period, FPL may further extend such Extension Period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly interest payment periods. Upon the expiration of any Extension Period and the payment of all amounts then due, FPL may select a new Extension Period, subject to the above requirements. Consequently, there could be multiple Extension Periods of varying lengths throughout the
     term of the QUIDS.  See "Description of the QUIDS   Option to Extend
     Interest Payment Period."



        In the event that FPL determines to extend an interest payment period, or in the event that FPL thereafter extends an Extension Period, the market price of the QUIDS is likely to be adversely affected. In addition, as a result of FPL's right to extend the interest payment period, the market price of the QUIDS may be more volatile than other debt instruments with OID which do not have such right.



        Because FPL has the right to extend the interest payment period, the QUIDS will be treated as having been issued with OID for United States federal income tax purposes. As a result, during an Extension Period, Holders of QUIDS that are subject to United States federal income tax would be required to continue to include in gross income interest accruing on the QUIDS for United States federal income tax purposes in advance of the receipt of cash. See "Certain United States Federal Income Tax
     Consequences   Original Issue Discount, Market Discount and Acquisition
     Premium." A holder that disposes of its QUIDS prior to the record date for the payment of interest at the end of an Extension Period will not receive cash from the Company related to such interest because such interest will be paid to the holder of record on such record date, regardless of who the holder of record may have been on other dates during the Extension Period.



        ACCRUALS OF INTEREST ON QUIDS FOR UNITED STATES FEDERAL INCOME TAX PURPOSES.

        Holders of QUIDS will be required to include in their gross income interest from the QUIDS as it accrues, rather than when it is paid, regardless of the Holders' regular method of accounting. Such interest will generally be equal to the amount of stated interest payable on the QUIDS each year. See "Certain United States Federal Income Tax Consequences Original Issue Discount, Market Discount and Acquisition Premium".



        In addition, if the fair market value of the QUIDS at the time of their issuance is less than their stated principal amount, the difference will be additional OID included in the income of the Holders over the term of such QUIDS.



        NO ESTABLISHED TRADING MARKET FOR QUIDS

        The QUIDS constitute a new issue of securities with no established trading market. While FPL will apply to list the QUIDS on the NYSE, there can be no assurance that an active market for the QUIDS will develop or be sustained in the future. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the QUIDS or whether the sales price of the QUIDS on the NYSE at the time of issuance thereof (or at any time thereafter) will be greater than or less than either the stated principal amount thereof or the closing sales price of the $2.00 Preferred Stock on the NYSE on the Expiration Date. See "Listing and Trading of QUIDS and $2.00 Preferred Stock."



        $2.00 PREFERRED STOCK MAY BE DELISTED; MARKET FOR $2.00 PREFERRED STOCK MAY BECOME ILLIQUID

        To the extent that more than 4,900,000 shares of $2.00 Preferred Stock are tendered and accepted in the Exchange Offer or that the market value of publicly-held shares of $2.00 Preferred Stock is less than $2,000,000, FPL would be required to delist the $2.00 Preferred Stock from the NYSE pursuant to the rules and regulations of the NYSE, and the trading market for shares of $2.00 Preferred Stock which are not tendered and accepted could be adversely affected. See"Listing and Trading of QUIDS and $2.00 Preferred Stock."



        QUIDS HAVE NO VOTING RIGHTS

        The QUIDS will not have any of the voting rights of the $2.00 Preferred Stock. See "Description of Certain Terms of the $2.00 Preferred
     Stock Voting Rights."


                                  PROSPECTUS SUMMARY

        The following is a summary of certain information contained herein and should be read in conjunction with such information contained elsewhere in this Prospectus and is subject to and qualified by reference to such information. Capitalized terms used herein have the respective meanings ascribed to them elsewhere in this Prospectus.



        SEE "RISK FACTORS" FOR CERTAIN INFORMATION RELEVANT TO THE EXCHANGE OFFER AND AN INVESTMENT IN THE QUIDS.


     THE COMPANY

        FPL was incorporated under the laws of Florida in 1925 and is engaged in the generation, transmission, distribution and sale of electric energy.
     The principal executive office of FPL is located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone (407) 694-4647, and the mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

     THE EXCHANGE OFFER

        PURPOSE OF THE EXCHANGE OFFER


        The purpose of the Exchange Offer is to refinance the $2.00 Preferred Stock with the QUIDS and to achieve certain tax efficiencies for FPL while preserving FPL's flexibility with respect to future financings. This refinancing will permit FPL to deduct interest payable on the QUIDS for United States federal income tax purposes. Dividends payable on the $2.00 Preferred Stock are not tax deductible by FPL. See "The Exchange Offer Purpose of the Exchange Offer." While dividends on the $2.00 Preferred Stock are eligible for the dividends received deduction for corporate Holders, interest on the QUIDS will not be eligible for the dividends received deduction for corporate Holders. The dividends received deduction is not available to individual, non-corporate Holders of either QUIDS or $2.00 Preferred Stock. See "Comparison of QUIDS and $2.00 Preferred Stock."


        TERMS OF THE EXCHANGE OFFER


        Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, FPL hereby offers to exchange its __% Quarterly Income Debt Securities (Subordinated Deferrable Interest Debentures, Due ___) for its 5,000,000 outstanding shares of $2.00 Preferred Stock. Exchanges will be made on the basis of $25 principal amount of QUIDS for each share of $2.00 Preferred Stock validly tendered and accepted for exchange in the Exchange Offer. In addition, as part of the Exchange Offer, Holders of $2.00 Preferred Stock accepted for exchange will be entitled to receive the Payment in Lieu of Accumulated Dividends, payable
     on the Closing Date.  See "The Exchange Offer   Terms of the Exchange
     Offer."


        EXPIRATION DATE; WITHDRAWALS


        Upon the terms and conditions of the Exchange Offer, FPL intends to accept for exchange any of the 5,000,000 shares of $2.00 Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on August ___, 1995, or if the Exchange Offer is extended by FPL, in its sole discretion, the latest date and time to which the Exchange Offer has been extended (the "Expiration Date"). Tenders of $2.00 Preferred Stock pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by FPL, may be withdrawn at any time after 40 Business Days (as defined herein) from the date of this Prospectus. A "Business Day" shall mean any day other than a day on which banking institutions in the City of New York are authorized or required by law to close. See "The Exchange Offer - Withdrawal of Tenders"; " - Expiration Date; Extensions; Amendments; Termination."


        EXTENSIONS; AMENDMENTS; TERMINATION


        FPL expressly reserves the right, in its sole discretion, to (i) extend, amend or modify the terms of the Exchange Offer in any manner and (ii) withdraw or terminate the Exchange Offer and not accept for exchange any $2.00 Preferred Stock, at any time prior to the Expiration Date for any reason, including (without limitation) if fewer than 1,250,000 shares of $2.00 Preferred Stock are tendered (which condition may be waived by FPL). The Company has not set a date beyond which the Exchange Offer will not be extended. See "The Exchange Offer - Expiration Date; Extensions; Amendments; Termination."


        PROCEDURES FOR TENDERING

        Each Holder of $2.00 Preferred Stock wishing to participate in the Exchange Offer must (i) properly complete and sign the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) in accordance with the instructions contained herein and in the Letter of Transmittal, together with any required signature guarantees, and deliver the same to The Chase Manhattan Bank (National Association), as Exchange Agent, prior to the Expiration Date and either (a) certificates for the $2.00 Preferred Stock must be received by the Exchange Agent at such address or (b) book-entry transfer described herein and a confirmation of such book-entry transfer must be received by the Exchange Agent, in each case prior to the Expiration Date or (ii) comply with the guaranteed delivery procedures described herein. See "The Exchange Offer - Procedures for Tendering."

        LETTERS OF TRANSMITTAL, CERTIFICATES FOR $2.00 PREFERRED STOCK AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT ONLY TO THE EXCHANGE AGENT; NOT TO FPL, THE DEALER MANAGERS OR THE INFORMATION AGENT.

        SPECIAL PROCEDURE FOR BENEFICIAL OWNERS

        Any beneficial owner whose $2.00 Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such $2.00 Preferred Stock should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If, however, such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing a Letter of Transmittal and delivering its $2.00 Preferred Stock, either make appropriate arrangements to register ownership of the $2.00 Preferred Stock in such owner's name or obtain a properly completed stock power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer - Procedures for Tendering."

        GUARANTEED DELIVERY PROCEDURES

        If a Holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or certificates for $2.00 Preferred Stock to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer - Procedures for Tendering - Guaranteed Delivery."

        ACCEPTANCE OF SHARES


        FPL expressly reserves the right, in its sole discretion, to delay acceptance for exchange of $2.00 Preferred Stock tendered under the Exchange Offer and the delivery of the QUIDS with respect to the $2.00 Preferred Stock accepted for exchange (subject to Rules 13e-4 and 14e-1 under the Exchange Act, which require that FPL consummate the Exchange Offer or return the $2.00 Preferred Stock deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of the Exchange Offer) at any time prior to the Expiration Date for any reason including (without limitation) if fewer than 1,250,000 shares of the $2.00 Preferred Stock are tendered (which condition may be waived by FPL). See "The Exchange Offer - Acceptance of Shares; Delivery of QUIDS" and
     " - Expiration Date; Extensions; Amendments; Termination."


        All shares of $2.00 Preferred Stock not accepted pursuant to the Exchange Offer will be returned to the tendering Holders at FPL's expense as promptly as practicable following the Expiration Date.

        All shares of $2.00 Preferred Stock accepted pursuant to the Exchange Offer will be retired and canceled.


        DELIVERY OF QUIDS

        Subject to the terms and conditions of the Exchange Offer, the delivery of the QUIDS will occur as promptly as practicable on a single settlement date (the "Closing Date") following the Expiration Date. See "The Exchange Offer - Acceptance of Shares; Delivery of QUIDS" and " - Expiration Date; Extensions; Amendments; Termination."


        UNTENDERED SHARES


        Holders of $2.00 Preferred Stock who do not tender their $2.00 Preferred Stock in the Exchange Offer or whose $2.00 Preferred Stock is not accepted for exchange will continue to hold such $2.00 Preferred Stock and will be entitled to all the rights and preferences, and will be subject to all of the limitations, applicable thereto. See "Listing and Trading of QUIDS and $2.00 Preferred Stock."


        EXCHANGE AGENT AND INFORMATION AGENT

        The Chase Manhattan Bank (National Association) has been appointed as Exchange Agent in connection with the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to Georgeson & Company Inc., which has been retained by FPL to act as Information Agent for the Exchange Offer. The addresses and telephone numbers of the Exchange Agent and the Information Agent are set forth in "The Exchange Offer - Exchange Agent and Information Agent" and on the outside back cover of this Prospectus.

        DEALER MANAGERS


        Goldman, Sachs & Co. and Lehman Brothers have been retained as Dealer Managers in connection with the Exchange Offer. Questions with respect to the Exchange Offer may be directed to Goldman, Sachs & Co. at (800) 838-3182 and to Lehman Brothers at (800) 438-3242.



     DESCRIPTION OF QUIDS

        The QUIDS will be unsecured subordinated debt securities issued under an Indenture dated as of August ___, 1995, between FPL and The Chase Manhattan Bank (National Association), as Trustee, hereinafter referred to as the "Indenture." The Indenture permits the issuance of unsecured subordinated debt securities in series, the first of which series is the QUIDS. "Debt Securities", as used herein, shall mean any series of such unsecured subordinated debt securities issued from time to time and outstanding under the Indenture, including the QUIDS as the first series thereof. The QUIDS will be subordinate to all Senior Indebtedness of FPL but are senior to all Capital Stock of FPL. "Capital Stock", as used herein, shall mean any shares of preferred stock (regardless of par value), preference stock or common stock of FPL from time to time outstanding.



        The QUIDS are to mature ____________________ and will bear interest at the rate per annum shown in the title thereof payable in equal quarterly installments, in arrears, on the Interest Payment Dates, commencing September 30, 1995, to the persons in whose names the QUIDS are registered at the close of business on the relevant Regular Record Dates. Interest will originally accrue from, and including, the Closing Date to, and including, the first Interest Payment Date, and thereafter will accrue from, and excluding, the last Interest Payment Date through which interest has been paid. No interest will accrue on the QUIDS with respect to the day on which the QUIDS mature. In the event that any date on which interest is payable on the QUIDS is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.



        No Sinking Fund will be established for the benefit of the QUIDS.



        The QUIDS will be redeemable on or prior to February 28, 1997 at the option of FPL, in whole or in part, upon not less than 30 nor more 60 days' notice, at 108% of the principal amount redeemed plus accrued and unpaid interest, if any, to the redemption date, and thereafter at 100% of the principal amount redeemed plus accrued and unpaid interest, if any, to the redemption date; provided, however, that none of the QUIDS shall be redeemed prior to March 1, 1997, if such redemption is for the purpose, or in anticipation, of refunding such QUIDS through the use, directly or indirectly, of funds borrowed by FPL at an effective interest cost to FPL (calculated in accordance with acceptable financial practice) of less than 8.2102% per annum.



        FPL shall have the right at any time and from time to time during the term of the QUIDS, so long as an Event of Default has not occurred and is not continuing, to elect an Extension Period, on the last Business Day of which Extension Period, FPL shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the QUIDS to the extent permitted by applicable law); provided, that, during any such Extension Period, FPL shall not declare or pay any dividend on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its Capital Stock, except that FPL may make mandatory sinking fund payments with respect to its 6.84% Preferred Stock, Series Q and 8.625% Preferred Stock, Series R. FPL may prepay at any time all or any portion of the interest accrued during an Extension Period. Based upon FPL's current financial condition and, in light of the restriction on payment of dividends during an Extension Period, FPL believes that an extension of an interest payment period on the QUIDS is currently unlikely and has no current intention to extend such an interest payment period. Prior to the termination of any such Extension Period, FPL may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the QUIDS. Upon the termination of any Extension Period and the payment of all amounts then due, FPL may elect another Extension Period. FPL shall give the Holders of the QUIDS notice of its election of an Extension Period prior to the earlier of (i) two Business Days prior to the Regular Record Date for the next Interest Payment Date which would occur but for such election or (ii) the date FPL is required to give notice to the NYSE or other applicable self-regulatory organization of the Regular Record Date or Interest Payment Date.



        The provisions described in this Prospectus under the caption "Description of the QUIDS - Defeasance" are applicable to the QUIDS.



     COMPARISON OF QUIDS AND $2.00 PREFERRED STOCK

        The following is a brief summary of certain terms of the QUIDS and $2.00 Preferred Stock. For a more complete description of the QUIDS, see "Description of the QUIDS"; and for additional information about the $2.00 Preferred Stock, see "Description of Certain Terms of the $2.00 Preferred Stock."


                                  QUIDS                 $2.00 Preferred Stock
                                 --------              ------------------------

     Issuer  . . . . . . . .     FPL                   FPL


     Interest/Dividend   . .     ___% per annum        $2.00 per annum dividend
       Rate  . . . . . . . .     interest payable in   (nominal annual dividend
                                 equal quarterly       rate of 8%) payable on
                                 installments, in      the first calendar day of
                                 arrears, on each      March, June, September
                                 Interest Payment      and December of each
                                 Date and accruing     year, out of funds
                                 originally from,      legally available there-
                                 and including, the    for, when, as and if
                                 date of issuance      declared by FPL's Board
                                 thereof to, and       of Directors.  Dividends
                                 including, the first  are cumulative.  Accumu-
                                 Interest Payment      lated unpaid dividends do
                                 Date, and thereafter  not bear interest.
                                 from, and excluding,
                                 the last Interest
                                 Payment Date through
                                 which interest has
                                 been paid, subject to
                                 FPL's right to elect,
                                 from time to time,
                                 Extension Periods,
                                 each of which may not
                                 exceed 20 consecutive
                                 quarterly interest
                                 payment periods.  Dur-
                                 ing any Extension
                                 Period (to the extent
                                 permitted by law),
                                 interest would
                                 continue to accrue,
                                 compounded quarterly
                                 and would be due and
                                 payable on the last
                                 Business Day of the
                                 Extension Period.



     Optional Redemption . .     The QUIDS will be re- Redeemable at the option
                                 deemable on or prior  of FPL, in whole or in
                                 to February 28, 1997  part at anytime, on not
                                 at the option         less than 30 days'
                                 of FPL, in whole or   notice, at $27.00 per
                                 in part, upon not     share on or before
                                 less than 30 nor      February 28, 1997, and
                                 more than 60 days'    thereafter at $25.00 per
                                 notice, at 108% of    share, plus, in each
                                 the principal amount  case, accrued and unpaid
                                 redeemed plus accrued dividends, if any, to the
                                 and unpaid interest,  redemption date; except
                                 if any, to the re-    that prior to March 1,
                                 demption date; and    1997, the $2.00 Preferred
                                 thereafter at 100%    Stock shall not be re-
                                 of the principal      deemable if such redemp-
                                 amount redeemed       tion is for the purpose,
                                 plus accrued and un-  or in anticipation, of
                                 unpaid interest, if   refunding such $2.00
                                 any, to the redemp-   Preferred Stock through
                                 tion date, provided,  the use, directly or
                                 however, that none    indirectly, of funds
                                 of the QUIDS shall    borrowed by FPL at an
                                 be redeemed prior     effective interest cost
                                 to March 1, 1997,     to FPL (calculated in
                                 if such redemption    accordance with accept-
                                 is for the purpose,   able financial practice)
                                 or in anticipation,   of less than 8.2102% per
                                 of refunding such      annum.
                                 QUIDS through the
                                 use, directly or
                                 indirectly, of funds
                                 borrowed by FPL at
                                 an effective interest
                                 cost to FPL (calcu-
                                 lated in accordance
                                 with acceptable fin-
                                 ancial practice) of
                                 less than 8.2102%
                                 per annum.



     Maturity/Mandatory          The QUIDS mature on   No maturity date and not
     Redemption  . . . . . .     _________ and are     subject to mandatory
                                 not subject to        redemption.
                                 mandatory redemption
                                 prior to that date.



     Sinking Fund  . . . . .     No sinking fund will  Not subject to sinking
                                 be established for    fund requirements.
                                 the benefit of the
                                 QUIDS.



     Subordination . . . . .     Subordinated to all   Subordinated to claims of
                                 existing and future   creditors of FPL, includ-
                                 Senior Indebtedness   ing Holders of FPL's out-
                                 of FPL and senior to  standing Senior Indebted-
                                 Capital Stock of FPL, ness and other Debt
                                 including the $2.00   Securities and the QUIDS,
                                 Preferred Stock.  As  but senior to the common
                                 of March 31, 1995,    stock of FPL.
                                 approximately $3.8
                                 billion of such
                                 Senior Indebtedness
                                 was outstanding.



     Listing . . . . . . . .     Application will be   The $2.00 Preferred Stock
                                 made to list the      is listed on the NYSE.
                                 QUIDS on the NYSE.    However, see "Listing and
                                                       Trading of QUIDS and
                                                       $2.00 Preferred Stock."


     Dividends Received
     Deduction . . . . . . .     Interest is not       Dividends are eligible
                                 eligible for the      for the dividends re-
                                 dividends received    ceived deduction for
                                 deduction for any     corporate Holders.  The
                                 Holders.              dividends received
                                                       deduction is not avail-
                                                       able to individual, non-
                                                       corporate Holders.

     Voting Rights/
     Enforcement . . . . . .     Subject to FPL's      If any four full quarter-
                                 right to extend pay-  ly dividends on any class
                                 ment as described     of FPL's preferred
                                 under "Interest/      stocks, including the
                                 Dividend Rate" Hold-  $2.00 Preferred Stock,
                                 ers have the right    are in default, the Hold-
                                 to receive interest   ers of all preferred
                                 and principal pay-    stock, including the
                                 ments as and when     Holders of the $2.00 Pre-
                                 due, but do not       ferred Stock, become en-
                                 have any voting       titled, as one class, to
                                 rights.               elect a majority of the
                                                       Board of Directors.  When
                                                       entitled to vote, each
                                                       Holder of $2.00 Preferred
                                                       Stock shall have one
                                                       quarter (1/4) of one vote
                                                       for each share held of
                                                       record by such Holder.


                                     THE COMPANY

          FPL was incorporated under the laws of Florida in 1925 and is engaged in the generation, transmission, distribution and sale of electric energy. The principal executive office of FPL is located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone (407) 694-4647, and the mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420. FPL supplies electric service throughout most of the east and lower west coasts of Florida. This service territory contains about 27,650 square miles with a population of approximately 6.5 million. During 1994, FPL served approximately 3.4 million customer accounts. All of the shares of common stock of FPL are owned by FPL Group, Inc.


                            SELECTED FINANCIAL INFORMATION

                            (THOUSANDS, EXCEPT FOR RATIOS)

                                      YEARS ENDED DECEMBER 31,
                                     -------------------------
                                   1994           1993           1992
                                   ----           ----           ----

     Income Statement Data:
     Operating Revenues       $5,342,656     $5,224,299     $5,100,463

     Net Income Available to
         FPL Group, Inc.        $528,515       $425,297(1)    $470,899



                                YEARS ENDED DECEMBER 31,
                                ------------------------
                                   1991           1990
                                   ----           ----

     Income Statement Data:
     Operating Revenues       $5,158,766     $4,987,690

     Net Income Available to
        FPL Group, Inc.         $376,261(2)    $381,204



                                Three Months Ended March 31,(3)
                                          (Unaudited)
                                -------------------------------
                                   1995                1994
                                   ----                ----

     Income Statement Data:
     Operating Revenues       $1,156,269          $1,155,789

     Net Income Available to
         FPL Group, Inc.        $107,289            $ 98,625



                                                                      AS OF
                                                                     MARCH 31,
                                                                       1995
                                            AS OF MARCH 31,          UNAUDITED
                                           1995 (UNAUDITED)         AS ADJUSTED
                                           ---------------          -----------
                                                                      ASSUMING
                                                                         50%
                                         ACTUAL         RATIO          EXCHANGE
                                         ------         -----          --------

     Total Assets                   $11,834,273
     Obligations Under
     Capital Leases                 $   174,889

     Capitalization:
     Long-term Debt(4)              $ 3,296,307       41.2%         $3,296,307
     Subordinated Debentures               -             -              62,500
     Preferred Stock Without
     Sinking Fund Requirements          451,250        5.6%            388,750
     Preferred Stock With
     Sinking Fund Requirements(5)        54,000        0.7%             54,000
     Common Shareholder's Equity      4,197,244       52.5%          4,197,244
                                     ----------      ------         ----------
     Total Capitalization            $7,998,801      100.0%         $7,998,801
                                     ==========      ======       ==========



                                               AS OF MARCH 31, 1995
                                                UNAUDITED AS ADJUSTED
                                             ----------------------------
                                                        ASSUMING
                                         RATIO          75% EXCHANGE      RATIO
                                         -----          ------------      -----

     Total Assets
     Obligations Under
     Capital Leases

     Capitalization:
     Long-term Debt(4)                 41.2%            $3,296,307        41.2%
     Subordinated Debentures            0.8%                93,750         1.2%
     Preferred Stock
     Without Sinking
     Fund Requirements                  4.8%               357,500         4.4%
     Preferred Stock
     With Sinking
     Fund Requirements(5)               0.7%                54,000         0.7%
     Common Shareholder's
       Equity                          52.5%             4,197,244        52.5%
                                      ------            ----------       ------
     Total Capitalization             100.0%            $7,998,801       100.0%
                                      ======            ==========       ======


                                             YEARS ENDED DECEMBER 31,
                                             -----------------------
                                         1994           1993           1992
                                         ----           ----           ----

     Ratio of Earnings to
        Fixed Charges                    3.86x          3.03x(1)       3.30x

     Ratio of Earnings to
       Combined Fixed Charges
       and Preferred Stock
       Dividend Requirements             3.22x          2.56x(1)       2.76x


                                       YEARS ENDED DECEMBER 31,
                                       -----------------------
                                         1991           1990
                                         ----           ----

     Ratio of Earnings to
        Fixed Charges                    2.84x(2)       2.94x

     Ratio of Earnings to
        Combined Fixed Charges
        and Preferred Stock
        Dividend Requirements            2.40x(2)       2.45x


                                      THREE MONTHS ENDED MARCH 31,(3)
                                               (UNAUDITED)
                                      ------------------------------
                                         1995                1994
                                         ----                ----

     Ratio of Earnings to Fixed
        Charges                          3.42x               3.16x
     Ratio of Earnings to Combined
        Fixed Charges and Preferred
        Stock Dividend Requirements      2.74x               2.64x


     ---------------------

     (1) Includes the effect of an $85 million after-tax cost reduction program charge recognized in September 1993.
     (2) Includes the effect of a $56 million after-tax restructuring charge recognized in June 1991.
     (3) The results of operations for an interim period may not give a true indication of results for the year.
     (4)  Excludes short-term debt and current maturities.
     (5)  Excludes current maturities.


                                  THE EXCHANGE OFFER

          PURPOSE OF THE EXCHANGE OFFER


          The purpose of the Exchange Offer is to refinance the $2.00 Preferred Stock with the QUIDS and to achieve certain tax efficiencies for FPL while preserving FPL's flexibility with respect to future financings. This refinancing will permit FPL to deduct interest payable on the QUIDS for United States federal income tax purposes. Dividends payable on the $2.00 Preferred Stock are not tax deductible to FPL.


          GENERAL

          Participation in the Exchange Offer is voluntary, and Holders of $2.00 Preferred Stock should carefully consider whether to accept. Neither the Company nor its Board of Directors makes any recommendation to Holders of $2.00 Preferred Stock as to whether to tender all or any shares of $2.00 Preferred Stock in the Exchange Offer. Holders of $2.00 Preferred Stock are urged to consult their financial and tax advisors in making their decisions on what action to take in light of their own particular circumstances.

          Participation in the Exchange Offer is open to officers, directors and affiliates of FPL who own shares of $2.00 Preferred Stock.

          Unless the context requires otherwise, the term "Holder" (a) with respect to the $2.00 Preferred Stock, means (i) any person in whose name any shares of $2.00 Preferred Stock are registered on the books of The First National Bank of Boston or (ii) any other person who has obtained a properly completed stock power from the registered Holder or (iii) any person whose beneficially owned shares of $2.00 Preferred Stock are held of record by a Book-Entry Transfer Facility (as defined herein) who desires to deliver such $2.00 Preferred Stock by book-entry transfer at a Book-Entry Transfer Facility, and (b) with respect to any other security, means the person in whose name such security is registered on the books of the security registrar with respect thereto.

          TERMS OF THE EXCHANGE OFFER


          Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, FPL will exchange QUIDS for its 5,000,000 outstanding shares of $2.00 Preferred Stock. The Exchange Offer will be effected on a basis of $25 principal amount of QUIDS for each share of $2.00 Preferred Stock validly tendered and accepted for exchange. See " Procedures for Tendering." In addition, as part of its Exchange Offer, Holders of $2.00 Preferred Stock accepted for exchange will be entitled to receive the Payment in Lieu of Accumulated Dividends. Under the terms of the Exchange Offer, FPL intends to accept any of the 5,000,000 shares of $2.00 Preferred Stock validly tendered and not withdrawn prior to the Expiration Date and, unless the Exchange Offer has been withdrawn or terminated, FPL will deliver QUIDS in exchange therefor on the Closing Date to the tendering Holders of $2.00 Preferred Stock, subject to the right of FPL to extend, terminate or amend the Exchange Offer. FPL expressly reserves the right, in its sole discretion, to delay acceptance for exchange of $2.00 Preferred Stock tendered under the Exchange Offer and the delivery of the QUIDS with respect to the $2.00 Preferred Stock accepted for exchange (subject to Rules 13e-4 and 14e-1 under the Exchange Act, which require that FPL consummate the Exchange Offer or return the $2.00 Preferred Stock deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of the Exchange Offer) at any time prior to the Expiration Date for any reason including (without limitation) if fewer than 1,250,000 shares of the $2.00 Preferred Stock are tendered (which condition may be waived by FPL).



          In all cases, except to the extent waived by FPL, delivery of QUIDS issued with respect to the $2.00 Preferred Stock accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of $2.00 Preferred Stock (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal, and any other documents required thereby.



          As of June 30, 1995, there were 5,000,000 shares of $2.00 Preferred Stock outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered Holders as of ______________, 1995.



          FPL shall be deemed to have accepted validly tendered $2.00 Preferred Stock (or $2.00 Preferred Stock which FPL has, in its sole discretion, determined to be defectively tendered, with respect to which FPL has waived such defect) when, as and if FPL has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the QUIDS from FPL and remitting such QUIDS to tendering Holders who are participating in the Exchange Offer. Upon the terms and subject to the conditions of the Exchange Offer, delivery of QUIDS will be made on the Closing Date.



          If any tendered shares of $2.00 Preferred Stock are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, unless otherwise requested by the Holder under "Special Delivery Instructions" in the Letter of Transmittal, such shares of $2.00 Preferred Stock will be returned, without expense, to the tendering Holder thereof (or in the case of shares of $2.00 Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at The Depository Trust Company ("DTC"), such shares of $2.00 Preferred Stock will be credited to an account maintained at DTC designated by the participant therein who so delivered such $2.00 Preferred Stock), as promptly as practicable after the Expiration Date or the withdrawal or termination of the Expiration Date or the withdrawal or termination of the Exchange Offer.


          Holders of $2.00 Preferred Stock will not have any appraisal or dissenters' rights under the Florida Business Corporation Act in connection with the Exchange Offer. FPL intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

          Holders who tender $2.00 Preferred Stock in the Exchange Offer and who participate in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of $2.00 Preferred Stock pursuant to the Exchange Offer. See "Fees and Expenses; Transfer Taxes."

          EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION


          The Exchange Offer will expire on the Expiration Date. FPL reserves the right to extend the Exchange Offer in its sole discretion at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless another means is required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all $2.00 Preferred Stock previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. FPL has not established a date beyond which the Exchange Offer may not be extended.


          FPL expressly reserves the right to (i) extend, amend or modify the terms of the Exchange Offer in any manner and (ii) withdraw or terminate the Exchange Offer and not accept for exchange any $2.00 Preferred Stock, at any time prior to the Expiration Date for any reason, including (without limitation) if fewer than 1,250,000 shares of $2.00 Preferred Stock are tendered in the Exchange Offer (which condition may be waived by FPL). If FPL makes a material change in the terms of the Exchange Offer or if it waives a material condition of the Exchange Offer, FPL will extend the Exchange Offer. Any withdrawal or termination of the Exchange Offer will be followed as promptly as practicable by public announcement thereof through the Dow Jones News Service. If FPL withdraws or terminates the Exchange Offer, it will give immediate notice to the Exchange Agent, and all $2.00 Preferred Stock theretofore tendered pursuant to the Exchange Offer will be returned promptly to the tendering Holders thereof. See " Withdrawal of Tenders."


          If FPL makes a material change in the terms of the Exchange Offer or if it waives a material condition of the Exchange Offer, FPL will extend the Exchange Offer. The minimum period for which the Exchange Offer will be extended following a material change or waiver will depend upon the facts and circumstances, including the relative materiality of the change or waiver. With respect to a change in the amount of $2.00 Preferred Stock sought, a change in the consideration offered or a change in the fee to be paid to Soliciting Dealers, the Exchange Offer will be extended for a minimum of 10 business days following the date that notice of such change is first published, sent or given to Holders of $2.00 Preferred Stock.


          PROCEDURES FOR TENDERING

          The tender of $2.00 Preferred Stock by a Holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such Holder and FPL in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

          Each Holder of the $2.00 Preferred Stock wishing to participate in the Exchange Offer must (i) properly complete and sign the Letter of Transmittal in accordance with the instructions contained herein and in the Letter of Transmittal, together with any required signature guarantees, and deliver the same to the Exchange Agent, at one of its addresses set forth
     in "   Exchange Agent and Information Agent" prior to the Expiration Date and either (a) certificates for the $2.00 Preferred Stock must be received by the Exchange Agent at such address or (b) such $2.00 Preferred Stock must be transferred pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer must be received by the Exchange Agent, in each case prior to the Expiration Date or (ii) comply with the guaranteed delivery procedures described below.

          In order to participate in the Exchange Offer, Holders of $2.00 Preferred Stock must submit a Letter of Transmittal and comply with the other procedures for tendering in accordance with the instructions contained herein and in the Letter of Transmittal prior to the Expiration Date. Except as otherwise noted herein, after the Expiration Date, tendering Holders of $2.00 Preferred Stock may not withdraw tendered shares from the Exchange Offer.

          LETTERS OF TRANSMITTAL, CERTIFICATES FOR $2.00 PREFERRED STOCK AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT ONLY TO THE EXCHANGE AGENT; NOT TO FPL, THE DEALER MANAGERS OR THE INFORMATION AGENT.


          Signature Guarantees. If tendered $2.00 Preferred Stock is registered in the name of the signer of the Letter of Transmittal and beneficial ownership of the QUIDS to be issued in exchange therefor is to be issued (and any untendered $2.00 Preferred Stock is to be reissued) in the name of the registered Holder (which term, for the purposes described herein, shall include any participant in DTC whose name appears on a security listing as the owner of $2.00 Preferred Stock), the signature of such signer need not be guaranteed. If the tendered $2.00 Preferred Stock is registered in the name of someone other than the signer of the Letter of Transmittal, such tendered $2.00 Preferred Stock must be endorsed or accompanied by written instruments of transfer in a form satisfactory to FPL and duly executed by the registered Holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the QUIDS and/or the $2.00 Preferred Stock not exchanged are to be delivered to an address other than that of the registered Holder appearing on the register for the $2.00 Preferred Stock, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.



          Book-Entry Transfer. As used herein, a "Book-Entry Transfer Facility" shall mean any of DTC, Midwest Securities Trust Company or Philadelphia Depository Trust Company. FPL understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the $2.00 Preferred Stock at each Book-Entry Transfer Facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of $2.00 Preferred Stock by causing such Book-Entry Transfer Facility to transfer such $2.00 Preferred Stock in accordance with such Book-Entry Transfer Facility's Automated Tender Offer Program or other similar procedures ("ATOP") for such book-entry transfers. However, the exchange for the $2.00 Preferred Stock so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such Book-Entry Transfer of $2.00 Preferred Stock into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) the Letter of Transmittal and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering $2.00 Preferred Stock that is the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that FPL may enforce such agreement against such participant.


          Guaranteed Delivery. If a Holder desires to participate in the Exchange Offer and time will not permit a Letter of Transmittal or certificates for $2.00 Preferred Stock to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering Holder, the name(s) in which the $2.00 Preferred Stock is registered and, if the $2.00 Preferred Stock is held in certificated form, the certificate numbers of the $2.00 Preferred Stock to be tendered, and stating that the tender is being made thereby and guaranteeing that within ___ NYSE trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the $2.00 Preferred Stock in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (and any other required documents), or a confirmation of book-entry transfer of such $2.00 Preferred Stock into the Exchange Agent's account at a Book-Entry Transfer Facility, will be delivered by such Eligible Institution. Unless the $2.00 Preferred Stock being tendered by the above-described method is deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents) or a confirmation of book-entry transfer of such $2.00 Preferred Stock into the Exchange Agent's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's ATOP procedures is received, FPL may, at its option, reject the tender. In addition to the copy being transmitted herewith, copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent and the Information Agent.

          Miscellaneous. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of $2.00 Preferred Stock will be determined by FPL, in its sole discretion, and which determination will be final and binding. FPL reserves the absolute right to reject any or all tenders that it determines are not in proper form or the acceptance for exchange of which may, in the opinion of FPL's counsel, be unlawful. FPL also reserves the absolute right to waive any defect or irregularity in the tender of any $2.00 Preferred Stock, and FPL's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. None of FPL, the Exchange Agent, the Dealer Managers, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

          Tenders of $2.00 Preferred Stock involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. $2.00 Preferred Stock received by the Exchange Agent that is not validly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holder (or in the case of $2.00 Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility, such $2.00 Preferred Stock will be credited to an account maintained at such Book-Entry Transfer Facility designated by the participant therein who so delivered such $2.00 Preferred Stock), unless otherwise requested by the Holder in the Letter of Transmittal, as promptly as practicable after the Expiration Date or the withdrawal or termination of the Exchange Offer.

          LETTER OF TRANSMITTAL

          The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer:


          The party tendering $2.00 Preferred Stock for exchange (the "Transferor") exchanges, assigns and transfers the $2.00 Preferred Stock to FPL and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the $2.00 Preferred Stock to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the $2.00 Preferred Stock and to acquire beneficial ownership of QUIDS issuable upon the exchange of such tendered $2.00 Preferred Stock, and that, when such Transferor's shares of $2.00 Preferred Stock are accepted for exchange, FPL will acquire good and unencumbered title to such shares of tendered $2.00 Preferred Stock free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also represents that it will, upon request, execute and deliver any additional documents deemed by FPL to be necessary or desirable to complete the exchange, assignment and transfer of the tendered $2.00 Preferred Stock or transfer ownership of such $2.00 Preferred Stock on the account books maintained by a Book-Entry Transfer Facility. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representative, successors, assigns, executors and administrators of such Transferor.


          WITHDRAWAL OF TENDERS

          Tenders of $2.00 Preferred Stock pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by FPL, may be withdrawn at any time after 40 Business Days from the date of this Prospectus.

          To be effective, a written notice of withdrawal delivered by mail, hand delivery or facsimile transmission must be timely received by the
     Exchange Agent at the address set forth below under "   Exchange Agent and
     Information Agent." The method of notification is at the risk and election of the Holder. Any such notice of withdrawal must specify (i) the Holder named in the Letter of Transmittal as having tendered $2.00 Preferred Stock to be withdrawn, (ii) if the $2.00 Preferred Stock is held in certificated form, the certificate numbers of the $2.00 Preferred Stock to be withdrawn,
     (iii) that such Holder is withdrawing his election to have such $2.00 Preferred Stock exchanged and (iv) the name of the registered Holder of such $2.00 Preferred Stock, and must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to FPL that the person withdrawing the tender has succeeded to the beneficial ownership of the $2.00 Preferred Stock being withdrawn. The Exchange Agent will return the properly withdrawn $2.00 Preferred Stock promptly following receipt of notice of withdrawal. If $2.00 Preferred Stock has been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at a Book-Entry Transfer Facility to be credited with the withdrawn $2.00 Preferred Stock and otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the validity of notice of withdrawal, including time of receipt, will be determined by FPL, in its sole discretion, and such determination will be final and binding on all parties. Properly withdrawn $2.00 Preferred Stock, however, may be retendered by following the procedures therefor described elsewhere herein
     at any time prior to the Expiration Date.  See "   Procedures for
     Tendering."


          ACCEPTANCE OF SHARES; DELIVERY OF QUIDS

          FPL expressly reserves the right, in its sole discretion, to delay acceptance for exchange of $2.00 Preferred Stock tendered under the Exchange Offer and the delivery of the QUIDS with respect to the $2.00 Preferred Stock accepted for exchange (subject to Rules 13e-4 and 14e-1 under the Exchange Act, which require that FPL consummate the Exchange Offer or return the $2.00 Preferred Stock deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of the Exchange Offer) at any time prior to the Expiration Date for any reason including (without limitation) if fewer than 1,250,000 shares of the $2.00 Preferred Stock are tendered (which condition may be waived by FPL).


          All shares of $2.00 Preferred Stock not accepted pursuant to the Exchange Offer will be returned to the tendering Holders at FPL's expense as promptly as practicable following the Expiration Date.

          All shares of $2.00 Preferred Stock accepted pursuant to the Exchange Offer will be retired and canceled.

          EXCHANGE AGENT AND INFORMATION AGENT

          The Chase Manhattan Bank (National Association) has been appointed as Exchange Agent for the Exchange Offer.

                                The Exchange Agent is:

                   THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION)

               BY HAND:                             BY OVERNIGHT COURIER:
     Office Hours:  9:00 a.m.   5:00 p.m.      c/o Chase Securities Processing
     (New York City Time)                             Corp.
     1 Chase Manhattan Plaza (Floor 1-B)            Ft. Lee Executive Park
     Nassau and Liberty Streets                 1 Executive Drive (6th Floor)
     New York, New York  10081                    Ft. Lee, New Jersey  07024


                                       BY MAIL:

                                       Box 3032
                               4 Chase MetroTech Center
                              Brooklyn, New York  11245

                                Facsimile Transmission
                                    (201) 592-4372
                           (For Eligible Institutions Only)

            Confirm Receipt of Notice of Guaranteed Delivery by Telephone:
                                    (201) 592-4370

                                Shareholder Inquiries:
                              (800) 355-2663 (Toll Free)


          Georgeson & Company Inc. has been retained by FPL as the Information Agent to assist in connection with the Exchange Offer. Questions and requests for assistance regarding the Exchange Offer, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery may be directed to Georgeson & Company Inc. at Wall Street Plaza, New York, New York 10005. Banks and brokers call collect (212) 440-9800. All others call toll free (800) 223-2064.


          FPL will pay the Exchange Agent and Information Agent reasonable and customary fees for their services and will reimburse them for all their reasonable out-of-pocket expenses in connection therewith.

          DEALER MANAGERS


          Goldman, Sachs & Co. and Lehman Brothers are acting as Dealer Managers for the Exchange Offer under a Dealer Managers Agreement dated July ___, 1995 (the "Dealer Managers Agreement"). Pursuant to the Dealer Managers Agreement, the Company has agreed to pay to the Dealer Managers, in addition to any solicitation fee as described under "Fees and Expenses; Transfer Taxes," a combined total fee of $0.1875 per $25 principal amount of QUIDS for each $25 principal amount of QUIDS issued in the Exchange Offer. In addition, the Company has agreed to reimburse the Dealer Managers for their reasonable out of pocket expenses, including the reasonable fees and expenses of their legal counsel.



          The Dealer Managers will perform those services in connection with the Exchange Offer as are customarily performed by investment banking concerns acting as dealer managers in connection with offers of like nature, including, but not limited to, soliciting tenders of $2.00 Preferred Stock pursuant to the Exchange Offer and communicating generally, and responding to requests for information and material, regarding the Exchange Offer and the QUIDS with brokers, dealers, commercial banks and trust companies and other persons, including the Holders of the $2.00 Preferred Stock.


          The Company has agreed to indemnify the Dealer Managers against certain liabilities, including liabilities under the federal securities laws.


          Each of Goldman, Sachs & Co. and Lehman Brothers engages in transactions with, and from time to time has performed services for, FPL.



                LISTING AND TRADING OF QUIDS AND $2.00 PREFERRED STOCK

          The QUIDS constitute a new issue of securities with no established trading market. While FPL will apply to list the QUIDS on the NYSE, there can be no assurance that an active market for the QUIDS will develop or be sustained in the future. Although the Dealer Managers have indicated to FPL that they intend to make a market in the QUIDS as permitted by applicable laws and regulations prior to the commencement of trading on the NYSE, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the QUIDS.


          The $2.00 Preferred Stock is currently listed on the NYSE. The following table sets forth for the calendar quarters indicated the high and low sale prices as reported by the NYSE.

                                                        High           Low
                                                        -----          ---

          1993:
               First Quarter                            28             26 1/2
               Second Quarter                           28 3/8         27 1/2
               Third Quarter                            28 5/8         27 5/8
               Fourth Quarter                           28 5/8         27

          1994:
               First Quarter                            28             26
               Second Quarter                           26 5/8         24 1/2
               Third Quarter                            26             24 3/4
               Fourth Quarter                           25 3/4         23 1/2

          1995:
               First Quarter                            26 1/2         24 1/4

               Second Quarter
               Third Quarter (through July __, 1995)


          Holders of $2.00 Preferred Stock who do not tender their $2.00 Preferred Stock in the Exchange Offer or whose $2.00 Preferred Stock is not accepted for exchange will continue to hold such $2.00 Preferred Stock and will be entitled to all the rights and preferences, and will be subject to all of the limitations, applicable thereto. To the extent that a certain number of shares of $2.00 Preferred Stock is tendered and accepted in the Exchange Offer and/or the number of Holders of $2.00 Preferred Stock is reduced to below certain levels, FPL, pursuant to NYSE rules and regulations, would be required to delist the $2.00 Preferred Stock from the NYSE, and the trading market for untendered $2.00 Preferred Stock could be adversely affected. FPL does not believe that the Exchange Offer has a reasonable likelihood of causing the $2.00 Preferred Stock to be delisted from the NYSE.

                          FEES AND EXPENSES; TRANSFER TAXES

          The expenses of soliciting tenders of the $2.00 Preferred Stock will be borne by FPL. For compensation to be paid to the Dealer Managers, see
     "The Exchange Offer   Dealer Managers."  The total cash expenditures to be
     incurred by FPL, other than fees payable to the Dealer Managers, but including the expenses of the Dealer Managers, printing, accounting and legal fees, and the fees and expenses of the Exchange Agent, the Information Agent and the Trustee under the Indenture, are estimated to be approximately $______________.


          The Company will pay any Soliciting Dealer a solicitation fee of $0.50 per $25 principal amount of QUIDS issued in respect of shares of $2.00 Preferred Stock solicited by such Soliciting Dealer and accepted in the Exchange Offer. No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing Holder (other than itself). No such fee shall be payable to a Soliciting Dealer with respect to shares of $2.00 Preferred Stock tendered for such Soliciting Dealer's own account. In order for a Soliciting Dealer to receive a solicitation fee with respect to the tender of shares of $2.00 Preferred Stock, the Exchange Agent must have received a Letter of Transmittal with a portion thereof entitled "Notice of Solicited Tenders" properly completed and duly executed or, in the case of guaranteed delivery, a Notice of Solicited Tenders properly completed and duly executed by such Soliciting Dealer.


          The Dealer Managers may not, until the Expiration Date, buy, sell, deal or trade in the $2.00 Preferred Stock for their own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Dealer Managers, the Exchange Agent or the Information Agent for purposes of the Exchange Offer except that, in any jurisdiction where the securities, blue sky, or other laws require the Exchange Offer to be made by or through a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by the Dealer Mangers or one or more registered brokers or dealers licensed under the law of such jurisdiction.


          FPL will pay all transfer taxes, if any, applicable to the exchange of $2.00 Preferred Stock pursuant to the Exchange Offer. If, however, beneficial ownership of QUIDS or shares of $2.00 Preferred Stock not tendered or accepted for exchange, are to be issued in the name of, or are to be delivered to, any person other than the registered Holder of the $2.00 Preferred Stock tendered or if a transfer tax is imposed for any reason other than the exchange of $2.00 Preferred Stock pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder. Tendering Holders will not be obligated to pay brokerage commissions or fees to the Dealer Managers, the Exchange Agent, the Information Agent or FPL.



                               DESCRIPTION OF THE QUIDS


          GENERAL


          The following description of specific terms of the QUIDS should be read in conjunction with the information contained elsewhere in this Prospectus and in the Indenture, dated as of June ___, 1995, between FPL and The Chase Manhattan Bank (National Association), as Trustee (the "Indenture") which is an exhibit to the Registration Statement, and is subject to and qualified by reference to such information. Such description makes use of the terms defined in the Indenture.


          PRINCIPAL AMOUNT, INTEREST AND MATURITY


          The QUIDS will be issued as Debt Securities. The Indenture permits the issuance of Debt Securities in series, the first of which series is the QUIDS. The QUIDS will be unsecured, subordinated obligations of FPL and will be limited in aggregate principal amount to $125 million.



          The QUIDS will mature on _________________ and will bear interest at the rate per annum shown in the title thereof payable in equal quarterly installments, in arrears, on the Interest Payment Dates, commencing September 30, 1995, to the persons in whose names the QUIDS are registered at the close of business on the relevant Regular Record Dates. Interest will originally accrue from, and including, the Closing Date to, and including, the first Interest Payment Date, and thereafter will accrue from, and excluding, the last Interest Payment Date through which interest has been paid. No interest will accrue on the QUIDS with respect to the day on which the QUIDS mature. In the event that any date on which interest is payable on the QUIDS is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day in each case with the same force and effect as if made on such date.



          Payments in respect of the QUIDS will be made at the office or agency of the Company maintained for that purpose in The City of New York (which, unless changed, shall be a corporate trust office or agency of the Trustee). However, at the option of the Company, payments on the QUIDS may be made (i) by checks mailed by the Trustee to the Holders entitled thereto at their registered addresses or (ii) by wire transfers to accounts maintained by the Holders entitled thereto as specified in the Register for the QUIDS, provided that, in either case, the payment of principal with respect to any QUIDS will be made only upon surrender of such QUIDS to the Trustee. Interest payable on any QUIDS that is not punctually paid or duly provided for on any Interest Payment Date will forthwith cease to be payable to the person in whose name such QUIDS is registered on the relevant Regular Record Date, and such defaulted interest will instead be payable to the person in whose name such QUIDS is registered on the special record date determined in accordance with the Indenture; provided, however, that interest shall not be considered payable by the Company on any Interest Payment Date falling within an Extension Period unless the Company has elected to make a full or partial payment of interest accrued on the QUIDS on such Interest Payment Date.


          REDEMPTION


          The QUIDS will be redeemable on or prior to February 28, 1997 at the option of FPL, in whole or in part, upon not less than 30 nor more 60 days' notice, at 108% of the principal amount redeemed plus accrued and unpaid interest, if any, to the redemption date, and thereafter at 100% of the principal amount redeemed plus accrued and unpaid interest, if any, to the redemption date; provided, however, that none of the QUIDS shall be redeemed prior to March 1, 1997, if such redemption is for the purpose, or in anticipation, of refunding such QUIDS through the use, directly or indirectly, of funds borrowed by FPL at an effective interest cost to FPL (calculated in accordance with acceptable financial practice) of less than 8.2102% per annum.



          If less than all the QUIDS are to be redeemed, the particular QUIDS to be redeemed will be selected by lot or by such other method of random selection as the Security Registrar deems fair and appropriate.



          Any notice of redemption shall state that such redemption will be conditional upon receipt by the Paying Agent or Agents, on or prior to the dated fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on the QUIDS and that if such money has not been so received, such notice will be of no force and effect and FPL will not be required to redeem the QUIDS.


          OPTION TO EXTEND INTEREST PAYMENT PERIOD


          FPL shall have the right at any time and from time to time during the term of the QUIDS, so long as an Event of Default has not occurred and is not continuing, to elect an Extension Period on the last Business Day of which Extension Period FPL shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the QUIDS to the extent permitted by applicable law); provided, that, during any such Extension Period, FPL shall not declare or pay any dividend on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its Capital Stock, except that FPL may make mandatory sinking fund payments with respect to its 6.84% Preferred Stock, Series Q and 8.625% Preferred Stock, Series R. FPL may prepay at any time all or any portion of the interest accrued during an Extension Period. Based upon FPL's current financial condition and, in light of the restriction on payment of dividends during an Extension Period, FPL believes that an extension of an interest payment period on the QUIDS is currently unlikely and has no current intention to extend such an interest payment period. Prior to the termination of any such Extension Period, FPL may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the QUIDS. Upon the termination of any Extension Period and the payment of all amounts then due, FPL may elect another Extension Period. During an Extension Period, interest will be due and payable only on the last day thereof. FPL shall give the Holders of the QUIDS notice of its election of an Extension Period prior to the earlier of (i) two Business Days prior to the Regular Record Date for the next Interest Payment Date which would occur but for such election or (ii) the date FPL is required to give notice to the NYSE or other applicable self-regulatory organization of the Regular Record Date or Interest Payment Date.


          SUBORDINATION


          The QUIDS will be subordinate and junior in right of payment to all Senior Indebtedness of FPL.



          No payment of principal of (including redemption payments), premium, if any, or interest on, the QUIDS may be made (i) upon certain events of bankruptcy, insolvency or reorganization, (ii) if any Senior Indebtedness is not paid when due, (iii) if any other default has occurred permitting the Holders of Senior Indebtedness to accelerate the maturity thereof and, in such case, any applicable grace period with respect to such default has ended, and either 90 days shall not have elapsed after the expiration of such grace period or the maturity of such Senior Indebtedness shall have been accelerated because of such default and such acceleration shall not have been rescinded or annulled, and, with respect to (ii) and (iii) above, such default has not been cured or waived, or (iv) if the maturity of any Senior Indebtedness has been accelerated because of an Event of Default. Upon any distribution of assets of FPL to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the Holders of the QUIDS are entitled to receive or retain any payment. Upon payment in full of all Senior Indebtedness, the Holders of the QUIDS will be subrogated to the rights of the Holders of Senior Indebtedness to receive further payments or distributions applicable to Senior Indebtedness until all amounts owing on the QUIDS are paid in full.



          The term "Senior Indebtedness" is defined in the Indenture to mean obligations (other than non-recourse obligations and the indebtedness issued under the Indenture) of, or guaranteed or assumed by, FPL for borrowed money, including both senior and subordinated indebtedness for borrowed money (other than Debt Securities including the QUIDS), or for the payment of money relating to any lease which is capitalized on the consolidated balance sheet of FPL and its subsidiaries in accordance with generally accepted accounting principles as in effect from time to time, or indebtedness evidenced by bonds, debentures, notes or other similar instruments, and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations, whether existing as of the date of the Indenture or subsequently incurred by FPL.



          An Event of Default with respect to any Senior Indebtedness may not necessarily constitute an Event of Default with respect to the QUIDS.



          The Indenture does not limit the aggregate amount of Senior Indebtedness that FPL may issue and the covenants contained in the Indenture would not afford Holders of QUIDS protection in the event of a highly-leveraged transaction or change of control involving FPL. As of March 1995, outstanding Senior Indebtedness of FPL aggregated approximately $3.8 billion.


          FORM, EXCHANGE, AND TRANSFER


          The QUIDS will be issuable only in fully registered form without coupons and in denominations of $25 and any integral multiple thereof.



          At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to global securities, QUIDS will be exchangeable for other QUIDS of the same series, of any authorized denomination and of like tenor and aggregate principal amount.



          Subject to the terms of the Indenture and the limitations applicable to global securities, QUIDS may be presented for exchange as provided above or for registration of transfer (duly endorsed or accompanied by a duly executed instrument of transfer) at the office of the Security Registrar or at the office of any transfer agent designated by FPL for such purpose.
     FPL may designate itself the Security Registrar. No service charge will be made for any registration of transfer or exchange of QUIDS, but FPL may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. FPL may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that FPL will be required to maintain a transfer agent in each Place of Payment for the QUIDS.



          FPL will not be required to (i) issue, register the transfer of, or exchange any QUIDS during a period beginning at the opening of business 15 calendar days before the day of mailing of a notice of redemption of any QUIDS called for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any QUIDS so selected for redemption, in whole or in part, except the unredeemed portion of any such QUIDS being redeemed in part.


          PAYMENT AND PAYING AGENTS


          Payment of interest on the QUIDS on any Interest Payment Date will be made to the person in whose name such QUIDS (or one or more Predecessor Securities) are registered at the close of business on the Regular Record Date for such interest.



          The Chase Manhattan Bank (National Association) will initially act as Paying Agent and Registrar of the QUIDS. Principal of and any premium and interest on the QUIDS will be payable at the office of such Paying Agent or Paying Agents as FPL may designate for such purpose from time to time. FPL may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that FPL will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series.



          All moneys paid by FPL to a Paying Agent for the payment of the principal of or any premium or interest on the QUIDS which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to FPL, and the Holder of such QUIDS thereafter may look only to FPL for payment thereof.


          CONSOLIDATION, MERGER, AND SALE OF ASSETS

          FPL may not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (i) the corporation formed by such consolidation or into which FPL is merged or the Person which acquires by conveyance or transfer, or which leases, the property and assets of FPL substantially as an entirety shall be a Person organized and validly existing under the laws of any domestic jurisdiction and such Person expressly assumes FPL's obligations on the Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) FPL shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel as provided in the Indenture.

          EVENTS OF DEFAULT


          Each of the following will constitute an Event of Default under the Indenture with respect to the Debt Securities of any series: (a) failure to pay any interest on the Debt Securities of such series within 60 days after the same becomes due and payable; (b) failure to pay principal or premium, if any, on the Debt Securities of such series within three Business Days after the same becomes due and payable; (c) failure to perform or breach of any other covenant or warranty of FPL in the Indenture (other than a covenant or warranty of FPL in the Indenture solely for the benefit of one or more series of Debt Securities other than such series) for 60 days after written notice to FPL by the Trustee, or to FPL and the Trustee by the Holders of at least 33% in principal amount of the Debt Securities of such series outstanding under the Indenture as provided in the Indenture; (d) the entry by a court having jurisdiction in the premises of (1) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (2) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more Persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; and (e) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case of proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in a case or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors.


          An Event of Default with respect to the Debt Securities of a particular series may not necessarily constitute an Event of Default with respect to Debt Securities of any other series issued under the Indenture.

          If an Event of Default with respect to any series of Debt Securities occurs and is continuing, then either the Trustee or the Holders of not less than 33% in principal amount of the Outstanding Debt Securities of such series may declare the principal amount of all of the Debt Securities of such series to be due and payable immediately; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities under the Indenture, the Trustee or the Holders of not less than 33% in aggregate principal amount of the Outstanding Debt Securities of all such series, considered as one class (and not the Holders of the Debt Securities of any one of such series), may make such declaration of acceleration.

          At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

          (a) FPL has paid or deposited with the Trustee a sum sufficient to pay

               (1)  all overdue interest on all Debt Securities of such series;

               (2) the principal of and premium, if any, on any Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities;

               (3) interest upon overdue interest at the rate or rates prescribed therefor in such Debt Securities, to the extent that payment of such interest is lawful; and

               (4)  all amounts due to the Trustee under the Indenture;

          (b) any other Event or Events of Default with respect to Debt Securities of such series, other than the nonpayment of the principal of the Debt Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

          Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. If an Event of Default has occurred and is continuing, subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series.

          No Holder of Debt Securities of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series, (ii) the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of such series have made written request to the Trustee, and such Holder or Holders have offered reasonable indemnity to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security.

          FPL will be required to furnish to the Trustee annually a statement by an appropriate officer as to such officer's knowledge of FPL's compliance with all conditions and covenants under the Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the Indenture.

          MODIFICATION AND WAIVER

          Without the consent of any Holder of Debt Securities, FPL and the Trustee may enter into one or more supplemental indentures for any of the following purposes: (a) to evidence the assumption by any permitted successor to FPL of the covenants of FPL in the Indenture and in the Debt Securities; or (b) to add one or more covenants of FPL or other provisions for the benefit of the Holders of Outstanding Debt Securities or to surrender any right or power conferred upon FPL by the Indenture; or (c) to add any additional Events of Default with respect to Outstanding Debt Securities; or (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition will adversely affect the interests of the Holders of Debt Securities of any series in any material respect, such change, elimination or addition (1) will become effective with respect to such series only when the consent of the Holders of Debt Securities of such series has been obtained in accordance with the Indenture, or (2) when no Debt Securities of such series remain Outstanding under the Indenture; or
     (e) to provide collateral security for all but not part of the Debt Securities; or (f) to establish the form or terms of Debt Securities of any other series as permitted by the Indenture; (g) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the Holders thereof, and for any and all other matters incidental thereto; or (h) to evidence and provide for the acceptance of appointment of a successor Trustee under the Indenture with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for the Debt Securities of any series; or (j) to change any place where (1) the principal of and premium, if any, and interest, if any, on any Debt Securities shall be payable, (2) any Debt Securities may be surrendered for registration of transfer or exchange and
     (3) notices and demands to or upon FPL in respect of Debt Securities and the Indenture may be served; or (k) to cure any ambiguity or inconsistency or to make or change any other provisions with respect to matters and questions arising under the Indenture, provided such changes or additions shall not adversely affect the interests of the Holders of Debt Securities of any series in any material respect.

          The Holders of not less than a majority in aggregate principal amount of the Debt Securities of all series then Outstanding may waive compliance by FPL with certain restrictive provisions of the Indenture. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the Holder of each Outstanding Debt Security of such series affected.

          Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), is amended after the date of the Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and FPL and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment.

          Except as provided above, the consent of the Holders of not less than a majority in aggregate principal amount of the Debt Securities of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Debt Securities Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Debt Securities of any series have been issued in more than one Tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all Tranches so directly affected, considered as one class, will be required; and provided further, that no such amendment or modification may (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Debt Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Debt Security,
     (b) reduce the percentage in principal amount of the Outstanding Debt Security of any series, or any Tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each Outstanding Debt Security of such series or Tranche, or (c) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Security of any series, or any Tranche thereof, without the consent of the Holder of each Outstanding Debt Security affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities or one or more Tranches thereof, or modifies the rights of the Holders of Debt Securities of such series or Tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of the Debt Securities of any other series or Tranche.

          The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver, or other action under the Indenture as of any date, (i) Debt Securities owned by FPL or any other obligor upon the Debt Securities or any Affiliate of FPL or of such other obligor (unless FPL, such Affiliate or such obligor owns all Debt Securities Outstanding under this Indenture, determined without regard to this clause (i)) shall be disregarded and deemed not to be Outstanding;
     (ii) the principal amount of a Discount Security that shall be deemed to be Outstanding for such purposes shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Maturity thereof as provided in the Indenture; and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or a composite currency that will be deemed to be Outstanding will be the Dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause
     (ii) above, of the amount described in such clause).

          If FPL shall solicit from Holders any request, demand, authorization, direction, notice, consent, election, waiver or other Act, FPL may, at its option, by Board Resolution, fix in advance a Regular Record Date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, election, waiver or other Act, but FPL shall have no obligation to do so. If such a Regular Record Date is fixed, such request, demand, authorization, direction, notice, consent, election, waiver or other Act may be given before or after such Regular Record Date, but only the Holders of record at the close of business on the Regular Record Date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the Outstanding Debt Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Debt Securities shall be computed as of the Regular Record Date. Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of a Holder shall bind every future Holder of the same Debt Security and the Holder of every Debt Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or FPL in reliance thereon, whether or not notation of such action is made upon such Debt Security.

          DEFEASANCE


          The QUIDS, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture, and, at FPL's election, the entire indebtedness of FPL in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the Trustee or any Paying Agent (other than FPL), in trust:
     (a) money in an amount which will be sufficient, or (b) Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with money, if any, deposited with or held by the Trustee or such Paying Agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the QUIDS or portions thereof. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.



          Under existing case law and regulations, a defeasance which is deemed to satisfy and discharge the entire indebtedness of FPL with respect to the QUIDS might be treated as a significant modification of the obligations in respect of the QUIDS which for United States federal income tax purposes may be treated as a taxable exchange. If the defeasance were a taxable exchange, Holders would recognize gain or loss in the amount by which the fair market value of the QUIDS after the defeasance was greater or less than the Holder's basis in the QUIDS prior to the defeasance. Such gain or loss, generally, would be capital to Holders for whom the QUIDS are held as capital assets. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of such deposit.


          RESIGNATION OF TRUSTEE

          The Trustee may resign at any time by giving written notice thereof to FPL or may be removed at any time by Act of the Holders of a majority in principal amount of all series of Debt Securities then Outstanding delivered to the Trustee and FPL. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a Trustee appointed by Act of the Holders, if FPL has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture.

          NOTICES


          Notices to Holders of QUIDS will be given by mail to the addresses of such Holders as they may appear in the Security Register.


          TITLE


          FPL, the Trustee, and any agent of FPL or the Trustee, may treat the Person in whose name QUIDS are registered as the absolute owner thereof (whether or not such QUIDS may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary.


          GOVERNING LAW


          The Indenture and the QUIDS will be governed by, and construed in accordance with, the law of the State of New York.


          REGARDING THE TRUSTEE

          The Trustee under the Indenture is The Chase Manhattan Bank (National Association). In addition to acting as Trustee under the Indenture and Exchange Agent for the Exchange Offer, The Chase Manhattan Bank (National Association) supports all credit lines, provides a general purpose commercial paper backup line of credit and acts as agent for an insurance facility for FPL.

              DESCRIPTION OF CERTAIN TERMS OF THE $2.00 PREFERRED STOCK


          In addition to terms described above under "Prospectus
     Summary Comparison of QUIDS and $2.00 Preferred Stock", the following terms apply to the $2.00 Preferred Stock:


          VOTING RIGHTS

          FPL Group, Inc., as the only Holder of common stock of FPL, has sole voting power, except as indicated below or as otherwise required by law.
     If any four full quarterly dividends on any of the 4 1/2% Preferred Stock, 4 1/2% Preferred Stock Series A, Serial Preferred Stock or No Par Preferred Stock (which includes the $2.00 Preferred Stock) (collectively, the "Pre-ferred Stocks") of FPL are in default (no dividends are currently in default), the Holders of shares of any class of the Preferred Stock become entitled, as one class, to elect a majority of the Board of Directors, which right does not terminate until full dividends have been provided for all past periods. When entitled to vote, the Holders of the Preferred Stocks (other than the No Par Preferred Stock) shall have one vote for each share held and the Holders of No Par Preferred
     Stock shall have one vote for every $100 liquidation value established by the Board of Directors or a committee thereof, provided that amounts less than $100 shall be afforded their proportional fractional vote.

          So long as any shares of the No Par Preferred Stock are outstanding, FPL shall not, without the consent of at least two-thirds of the total number of votes attributable to the outstanding shares of each class of Preferred Stock voting together as one class, (1) create or authorize any new stock ranking prior to the No Par Preferred Stock or any security convertible into shares of such prior ranking stock; or (2) amend, alter or repeal any of the rights, preferences or powers of any series of the No Par Preferred Stock so as to alter materially any such rights, preferences or power, provided that with respect to (2) above, (i) the Preferred Stocks other than the No Par Preferred Stock shall be entitled to vote as a member of such voting class only if the same right, preference or power of such Preferred Stocks other than the No Par Preferred Stock are proposed to be materially amended, altered or repealed in such manner, and (ii) if any amendment, alteration or repeal would alter materially the rights, preferences or powers of less than all the series of the Preferred Stocks, the consent of only the Holders of at least two-thirds of the total number of votes attributable to the outstanding shares of all series so affected, voting as a class, shall be required.

          Without the consent of the Holders of at least a majority of the outstanding shares of each of the 4 1/2% Preferred Stock and 4 1/2% Preferred Stock Series A and a majority of the outstanding shares of each series of the Serial Preferred Stock, and so long as any shares of the No Par Preferred Stock are outstanding, without the consent of the Holders of at least a majority of the total number of votes attributable to the outstanding Preferred Stocks, voting together as a class, FPL shall not (1) merge or consolidate into any other corporation or dispose of substantially all of the assets of FPL unless the merger, consolidation or disposition or the exchange, issuance or assumption of all issued or assumed securities have the approval of governmental regulatory bodies; (2) issue or assume (except for refunding purposes) any unsecured indebtedness in the event the total amount of all unsecured indebtedness would exceed 20% of the sum of the secured indebtedness of FPL plus capital and surplus of FPL; (3) issue any shares of the Preferred Stocks, or of any other class of stock ranking prior to or on a parity with the Preferred Stocks as to dividends or distributions, unless (a) net income (after depreciation and taxes) for a period of twelve consecutive months within the fifteen months immediately preceding the issuance of such shares is at least equal to twice the annual dividend requirements on all outstanding shares of Preferred Stocks, and on all other prior or parity stock, including the shares proposed to be issued, and (b) gross income (after depreciation and taxes) for such period shall have been 1.5 times the sum of annual interest charges on all indebtedness and annual dividend requirements on the Preferred Stocks, including the shares proposed to be issued, and on all other prior or parity stock; or (4) issue any shares of the Preferred Stocks or of any prior or parity stock unless the aggregate of common stock capital and surplus shall be not less than the aggregate amount payable on the involuntary liquidation, dissolution or winding up of FPL in respect of all Preferred Stocks to be outstanding immediately thereafter and on all other prior or parity stock.

          LIQUIDATION RIGHTS

          In the event of any voluntary liquidation, dissolution or winding up of FPL, the $2.00 Preferred Stock, pari passu with all classes of Preferred Stocks then outstanding, shall have a preference over each series of FPL's Subordinated Preferred Stock (none of which has been issued or is outstanding) and common stock until an amount equal to the then current redemption price shall have been paid. In the event of any involuntary liquidation, dissolution or winding up of FPL, the $2.00 Preferred Stock, pari passu with all classes of Preferred Stocks then outstanding, shall also have a preference over each series of FPL's Subordinated Preferred Stock and common stock until the full involuntary liquidation value thereof ($25 per share) plus all accumulated and unpaid dividends thereon shall have been paid.

          MISCELLANEOUS

          The $2.00 Preferred Stock has no subscription rights, conversion rights or preemptive rights.


                CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


          The following summary describes certain United States federal income tax consequences of the ownership of QUIDS as of the date hereof and represents the opinion of Reid & Priest LLP, counsel to FPL, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with QUIDS held as capital assets and acquired pursuant to the Exchange Offer and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding QUIDS as a part of a hedging or conversion transaction or a straddle, United States Holders (as defined herein) whose "functional currency" is not the U.S. dollar, or Non-United States Holders (as defined herein) who own (actually or constructively) ten percent or more of the combined voting power of all classes of voting stock of FPL, who are present in the United States or who have any other special status with respect to the United States. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below.



          ALL HOLDERS OF $2.00 PREFERRED STOCK ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF QUIDS FOR $2.00 PREFERRED STOCK AND OF THE OWNERSHIP AND DISPOSITION OF QUIDS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.


          UNITED STATES HOLDERS

          As used herein, a "United States Holder" means a Holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A "Non-United States Holder" is a Holder that is not a United States Holder.


          EXCHANGE OF QUIDS FOR $2.00 PREFERRED STOCK

          The exchange of QUIDS for $2.00 Preferred Stock pursuant to the Exchange Offer will be a taxable transaction. In the case of a United States Holder who owns (actually or constructively) solely $2.00 Preferred Stock, or not more than one percent of the $2.00 Preferred Stock outstanding and not more than one percent of any other class of FPL Capital Stock, gain or loss will be recognized in an amount equal to the difference between the fair market value of the QUIDS at the time of the exchange plus the Payment in Lieu of Accumulated Dividends, and the exchanging Holder's tax basis in the $2.00 Preferred Stock exchanged therefor and will be long-term capital gain or loss if the $2.00 Preferred Stock has been held for more than one year as of such date. A United States Holder's aggregate tax basis in the QUIDS will be equal to the fair market value of the QUIDS at the time of the exchange.



          Holders of the $2.00 Preferred Stock owning (actually or constructively) more than one percent of any class of FPL's stock are advised to consult their own tax advisors as to the income tax consequences of exchanging QUIDS for $2.00 Preferred Stock.


          ORIGINAL ISSUE DISCOUNT, MARKET DISCOUNT AND ACQUISITION PREMIUM


          Under the terms of the QUIDS, FPL has the option to defer payments of interest for up to 20 consecutive quarterly interest payment periods and to pay as a lump sum at the end of such period all of the interest that has accrued during such period. Because of this option to extend the interest payment periods, all of the stated interest payments on the QUIDS will be treated as OID. As a result, United States Holders will be required to accrue interest income even if they use the cash method of tax accounting. In the event that the interest payment period is extended, a United States Holder will be required to continue to include OID in income on an economic accrual basis notwithstanding that FPL will not make any interest payments on the QUIDS. In addition, the amount of OID will be increased or decreased if the "issue price" of the QUIDS (fair market value at the time of the exchange, which will not include the Payment in Lieu of Accumulated Dividends ) is less than or greater than their stated principal amount.



          It is anticipated that the issue price of the QUIDS will equal or exceed their stated principal amount. In the event that the issue price of the QUIDS is less than their stated principal amount, however, the Treasury Regulations may be read to require a recalculation of the amount of OID for each period that FPL does not exercise its right to extend the interest payment. This recalculation could result in minor adjustments to the amount of OID taxable to the Holders for such period.



          To the extent a subsequent United States Holder acquires QUIDS at a price that is less than their adjusted issue price (the fair market value of the QUIDS at the time of the exchange, which does not include the Payment in Lieu of Accumulated Dividends, adjusted for the accrual of OID and interest payments), the Holder will have purchased such QUIDS at a market discount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, QUIDS as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such QUIDS at the time of such payment or disposition. Market discount accrues ratably, or, at the election of the Holder, under a constant yield method over the remaining term of the QUIDS. In addition, the United States Holder may be required to defer, until the maturity of the QUIDS or their earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such QUIDS. In lieu of the foregoing, a Holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Holder in the taxable year of the election or thereafter, in which case the interest deferral rule will not apply.



          A subsequent United States Holder that purchases QUIDS for an amount that is greater than their adjusted issue price will be able to offset a portion of such acquisition premium properly allocable to a taxable year against the accrual of income on such QUIDS.



          SALE, EXCHANGE AND RETIREMENT OF THE QUIDS

          Upon the sale, exchange or retirement of QUIDS, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement and the adjusted tax basis of the QUIDS. A United States Holder's adjusted tax basis in QUIDS will, in general, be the United States Holder's initial basis therefor, increased by OID or market discount previously included in income by the United States Holder and reduced by any amortized premium and any cash payments on the QUIDS. Except as described above with respect to market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement, the QUIDS have been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.


          NON-UNITED STATES HOLDERS

          Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:


          (a) no withholding of United States federal income tax will be required with respect to a Non-United States Holder upon the exchange of the QUIDS for $2.00 Preferred Stock pursuant to the Exchange Offer provided such Holder proves, in a manner and under arrangements satisfactory to FPL or its agents, that such Holder owns (actually or constructively) solely $2.00 Preferred Stock, or not more than one percent of the $2.00 Preferred Stock outstanding and not more than one percent of any other class of FPL's stock, or that the exchange of QUIDS for $2.00 Preferred Stock otherwise qualifies as a sale or exchange for United States federal income tax purposes. If a non-United States Holder does not provide the proof described in the preceding sentence, FPL will withhold federal income tax at a rate of 30% of the gross proceeds paid to such Holder pursuant to the Exchange Offer;



          (b) no withholding of United States federal income tax will be required with respect to the payment by FPL or any paying agent of principal or interest (which for purposes of this discussion includes OID) on QUIDS owned by a Non-United States Holder, provided (i) the beneficial owner is not a controlled foreign corporation that is related to FPL through stock ownership and (ii) either (y) the beneficial owner certifies to FPL or its agent, under the penalties of perjury, that it is not a U.S. person, citizen or resident and provides its name and address or (z) a financial institution holding the QUIDS on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes FPL or its agent with a copy thereof;



          (c) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange or retirement of QUIDS; and



          (d) QUIDS beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that the interest payments with respect to such QUIDS would not have been, if received at the time of such individual's death, effectively connected with the conduct of a trade or business by such individual in the United States as provided under the Treasury Regulations.


          BACKUP WITHHOLDING AND INFORMATION REPORTING


          In general, information reporting requirements will apply to (i) certain payments of principal, interest and OID paid on the QUIDS, (ii) the gross proceeds from the exchange of the QUIDS for the $2.00 Preferred Stock pursuant to the Exchange Offer, and (iii) the proceeds of sale of the QUIDS made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to payments described in the preceding sentence if the United States Holder fails to provide a taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income.


          No information reporting or backup withholding will be required with respect to payments made by FPL or any paying agent to Non-United States Holders if a statement described in (b) (ii) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.


          Payments of the proceeds from the sale by a Non-United States Holder of QUIDS and the gross proceeds from the exchange of the QUIDS for the $2.00 Preferred Stock pursuant to the Exchange Offer made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is, for federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but may be subject to information reporting. Such payment of the proceeds of the sale of QUIDS and the exchange of the QUIDS for $2.00 Preferred Stock to or through the United States office of a broker is subject to information reporting and backup withholding unless the Non-United States Holder or the beneficial owner certifies as to its non-United States status or otherwise establishes an exemption.


          Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such Holder's United States federal income tax liability provided the required information is furnished to the IRS.

                                    LEGAL MATTERS


          The validity of the QUIDS will be passed upon for FPL by Steel Hector & Davis, West Palm Beach, Florida, and Reid & Priest LLP, New York, New York, co-counsel to FPL. Reid & Priest LLP may rely as to all matters of Florida law on Steel Hector & Davis. Steel Hector & Davis may rely as to all matters of New York law on Reid & Priest LLP. Statements as to U.S. taxation in this Prospectus under the caption "Certain United States Federal Income Tax Consequences" have been passed upon for FPL by Reid & Priest LLP, counsel to FPL, and are stated herein on their authority. Certain legal matters will be passed upon for the Dealer Managers by Winthrop, Stimson, Putnam & Roberts, New York, New York.


                                       EXPERTS

          The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1994 have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.


          Facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, certificates representing shares of Preferred Stock, Notices of Guaranteed Delivery and any other required documents, should be sent by each shareholder or his broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses as set forth below:

                                The Exchange Agent is:

                   THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION)

                   BY HAND:                        BY OVERNIGHT COURIER:
     Office Hours:  9:00 a.m.   5:00 p.m.  c/o Chase Securities Processing Corp.
             (New York City Time)                 Ft. Lee Executive Park
      1 Chase Manhattan Plaza (Floor 1-B)      1 Executive Drive (6th Floor)
          Nassau and Liberty Streets            Ft. Lee, New Jersey  07024
           New York, New York  10081

                                       BY MAIL:

                                       Box 3032
                               4 Chase MetroTech Center
                              Brooklyn, New York  11245

                                Facsimile Transmission
                                    (201) 592-4372
                           (For Eligible Institutions Only)

            Confirm Receipt of Notice of Guaranteed Delivery by Telephone:
                                    (201) 592-4370

                                Shareholder Inquiries:
                              (800) 355-2663 (Toll Free)


          Any questions or requests for assistance or additional copies of this Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and locations set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offer.

                              The Information Agent is:

                                      GEORGESON
                                    & COMPANY INC.
                                  Wall Street Plaza
                              New York, New York  10005

                           BANKS AND BROKERS CALL COLLECT:
                                    (212) 440-9800

                              ALL OTHERS CALL TOLL-FREE:

                                    (800) 223-2064



                   The Dealer Managers for the Exchange Offer are:


             GOLDMAN, SACHS & CO.                  LEHMAN BROTHERS INC.
                85 Broad Street                  3 World Financial Center
           New York, New York 10004              New York, New York 10285
          (800) 838-3182 (Toll Free)            (800) 438-3242 (Toll Free)

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


     ITEM 21.  EXHIBITS.
          1  (a)  -- Form of Dealer Managers Agreement.
          4  (n)  -- Form of Letter of Transmittal.
          23 (a)  -- Consent of Deloitte & Touche LLP.

                                      SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, and State of Florida, on the 29th day of June, 1995.

                                             FLORIDA POWER & LIGHT COMPANY

                                             By:     /s/ DENNIS P. COYLE
                                                -------------------------------
                                                       DENNIS P. COYLE

                                                      AGENT FOR SERVICE



          Pursuant to Rule 478, the undersigned Agent for Service named in the registration statement has executed this Pre-Effective Amendment No. 1 to the registration statement on behalf of all persons signing such registration statement, thereunto duly authorized, in the City of Juno Beach and State of Florida on the 29th day of June, 1995.

                                             By:     /s/ DENNIS P. COYLE
                                                --------------------------------
                                                       DENNIS P. COYLE
                                                      AGENT FOR SERVICE

                              EXHIBIT INDEX


      Exhibits
      --------

        1(a)    Form of Dealer Managers Agreement

        4(n)    Form of Letter of Transmittal

        23(a)   Consent of Deloitte & Touche LLP